As filed with the Securities and Exchange Commission on November 25, 2008

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVISTA CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	91-0462470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue

Spokane, Washington 99202

(509) 489-0500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MARIAN M. DURKIN Senior Vice President, General Counsel and Chief Compliance Officer Avista Corporation 1411 East Mission Avenue Spokane, Washington 99202 (509) 489-0500	J. ANTHONY TERRELL Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

(Name and address, including zip code, and telephone number, including area code, of agents for service)

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective, as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2) (5)
Common Stock (no par value)	596,202 shares	(2)	$1	$0
Preferred Share Purchase Rights (3)				(4)

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable number of additional securities as may become deliverable as a result of stock splits, stock dividends or similar transactions.
(2)	This registration statement is filed in accordance with Rule 415(a)(6) under the Securities Act and registers only securities that were previously registered and remain unsold. In accordance with Rule 415(a)(6), no registration fee is due.
(3)	There are being registered hereunder such presently indeterminate number of shares of Avista Corporation common stock and appurtenant preferred stock purchase rights.
(4)	Since no separate consideration is paid for the preferred stock purchase rights, the registration fee for such securities is included in the registration fee for the Common Stock.
(5)	Prior to the filing of this registration statement 596,202 shares of Common Stock of the registrant remained registered and unsold under the registrants Registration Statement No. 333-63243 (filed on September 11, 1998). The registration fee of $3,044.92 associated with the unsold securities from Registration Statement No. 333-63243 is being used to offset the registration fee associated with the securities to be registered pursuant to this registration statement.

PROSPECTUS

Avista Corporation

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Shares of Common Stock

(no par value)

The Avista Corporation Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) provides investors with a simple and convenient method of purchasing shares of our Common Stock and of investing their dividends in additional shares of Common Stock. The Plan provides that purchases of Common Stock may be made monthly. Shares of Common Stock will be either newly issued shares purchased directly from us or previously issued shares purchased on the open market, at our election. The price of shares if purchased on the open market will include a fee of $.04 per share (which will include a brokerage commission).

Investors who are not already shareholders may become participants in the Plan by making an initial cash investment of $250.

The Plan offers you the opportunity to:

•

Purchase Shares – If you are a first-time investor, you may make your Initial Investment in shares of our Common Stock directly through the Plan. As a participant in the Plan, you can buy additional shares by reinvestment of all or a portion of your dividends and by making Optional Cash Payments.

•	Deposit Stock Certificates for Safekeeping – Deliver stock certificates to the Plan Administrator for credit in the Plan in book-entry form.

•	Sell Shares – Sell all or a portion of your shares of our Common Stock that are held through the Plan directly without having to deliver a certificate.

Initial Investments and Optional Cash Payments may be submitted at any time. Initial Investments and Optional Cash Payments received by the Plan Administrator by 12:00 noon Eastern time on the day prior to an Investment Date will be invested on such Investment Date or during the Investment Period in which such Investment Date occurs. The Investment Date will normally be the 15th of each month.

Initial Investments, Optional Cash Payments, notices of withdrawals or termination and all other written communications with respect to the Plan should be sent to:

Avista Corporation

c/o BNY Mellon Shareowner Services

Dividend Reinvestment Department

P.O. Box 358035

Pittsburgh, PA 15252-8035

Phone: 1-800-642-7365

Website: www.bnymellon.com/shareowner/isd

The law in some jurisdictions requires us to offer shares to non-shareholders only through a registered broker/dealer. In those instances BNY Mellon Securities, a subsidiary of The Bank of New York Mellon, will make such offers as the registered broker/dealer.

Our Common Stock is listed on the New York Stock Exchange and Pacific Exchange. The ticker symbol is: AVA.

Investing in our Common Stock involves risks. See “RISK FACTORS” beginning on page 1 of this Prospectus.

PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 25, 2008.

This prospectus incorporates by reference important business and financial information about Avista Corporation that is not included in or delivered with this prospectus. See “Where You Can Find More Information”. You may obtain copies of documents containing such information from us, without charge, by either calling or writing to us at:

Avista Corporation

Post Office Box 3727

Spokane, Washington 99220

Attention: Treasurer

Telephone: (509) 489-0500

(i)

RISK FACTORS

Investing in common stock involves risk. You should review all the information contained or incorporated by reference in this prospectus before deciding to invest. See “Where You Can Find More Information” herein. In particular, you should carefully consider the risks and uncertainties discussed in Avista’s Annual Report on Form 10 K incorporated herein by reference in Item 1A “Risk Factors” and under “Forward Looking Statements” in Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (all of which may be updated in Quarterly Reports on Form 10-Q filed subsequently to such Annual Report on Form 10 K and incorporated herein by reference).

In addition to the risks and uncertainties referred to above, there are certain risks associated with the proposed formation of a holding company as discussed under “Avista Corporation—Proposed Formation of Holding Company” herein. The holding company structure would be accomplished by a statutory share exchange (the “Share Exchange”) whereby each outstanding share of common stock of Avista (“Avista Common Stock”) would be exchanged for one share of common stock of AVA Formation Corp. (“AVA” and “AVA Common Stock”), so that the holders of Avista Common Stock would become holders of AVA Common Stock and Avista would become a subsidiary of AVA. The additional risks associated with the formation of the holding company are described below.

If the Share Exchange were consummated, AVA’s ability to pay dividends on AVA Common Stock would be subject to the prior rights of holders of AVA indebtedness and preferred stock.

At the effective time of the Share Exchange, the only class of AVA securities outstanding would be AVA Common Stock. However, AVA may from time to time thereafter issue debt securities and preferred stock, as well as additional shares of AVA Common Stock, in order to make capital contributions to one or more of its subsidiaries, although Avista would likely continue to issue its own debt securities and preferred stock. AVA could also guarantee indebtedness of non-utility subsidiaries. The issuance or guaranty of securities by AVA would not be subject to the prior approval of the state utility commissions or the Federal Energy Regulatory Commission. The consolidated enterprise could thus be more highly leveraged than Avista and its current subsidiaries. AVA’s ability to pay dividends on AVA Common Stock would be subject to the prior rights of holders of AVA debt securities (including guarantees) and preferred stock.

In addition, the right of AVA, as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon the subsidiary’s liquidation or reorganization would be subject to the prior rights of the holders of existing and future debt securities and preferred stock issued by such subsidiaries, and, as in the case of dividends, the rights of holders of AVA Common Stock to receive any such assets would be subject to the prior rights of the holders of AVA’s debt securities (including guarantees) and preferred stock.

If the Share Exchange were consummated, AVA’s ability to pay dividends on AVA Common Stock would be dependent on the receipt of the dividends and other payments from AVA’s subsidiaries.

If the Share Exchange were consummated, AVA would be a holding company and would not have any significant assets other than the shares of common stock of its subsidiaries, and therefore AVA would not produce any operating income of its own. As a result, AVA’s ability to pay its indebtedness and to pay dividends on its capital stock would be dependent on the receipt of dividends and other payments from its subsidiaries.

1

Avista and the other companies which would become AVA’s direct and indirect subsidiaries are separate and distinct legal entities, managed by their own boards of directors, and, as is currently the case, would have no obligation to pay any amounts to their respective shareholders, whether through dividends, loans or other payments. The ability of these companies to pay dividends or make other distributions on their common stock is now, and would continue to be, subject to, among other things:

•	their results of operations, cash flows and financial condition, as well as the success of their business strategies and general economic and competitive conditions;

•	the prior rights of holders of existing and future debt securities and preferred stock issued by those companies; and

•	any applicable legal restrictions (including any imposed by state regulatory commissions).

FORWARD-LOOKING STATEMENTS

From time to time, we make forward-looking statements such as statements regarding projected or future financial performance, capital expenditures, dividends, capital structure, other financial items, strategic goals and objectives, and plans for operations. These statements are based upon underlying assumptions (many of which are, in turn, based upon further assumptions). These statements are made both in our reports filed under the Securities Exchange Act of 1934, as amended, and elsewhere. Forward-looking statements are all statements except those of historical fact, including, without limitation, those that are identified by the use of words such as, but not limited to, “will,” “may,” “could,” “should,” “intends,” “plans,” “seeks,” “anticipates,” “estimates,” “expects,” “projects,” “predicts,” and similar expressions.

Forward-looking statements are subject to a variety of risks and uncertainties and other factors. Most of these factors are beyond our control and many of them could have a significant effect on our operations, results of operations, financial condition or cash flows. This could cause actual results to differ materially from those anticipated in our statements. Such risks, uncertainties and other factors include, among others, those listed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Forward-Looking Statements” in our annual and quarterly reports incorporated herein by reference, as well as those discussed in “Risk Factors” in such reports incorporated herein by reference.

Our expectations, beliefs and projections are expressed in good faith. We believe they are reasonable based on, without limitation, an examination of historical operating trends, data contained in our records and other data available from third parties. However, there can be no assurance that our expectations, beliefs or projections will be achieved or accomplished.

AVISTA CORPORATION

General

Avista Corporation, which was incorporated in the Territory of Washington in 1889 (sometimes called “Avista” or the “Company”), is an energy company engaged in the generation, transmission and distribution of energy and, through its subsidiaries, in other energy-related businesses. Our corporate headquarters are in Spokane, Washington, the hub of the Inland Northwest geographic region. Agriculture, mining and lumber were the primary industries in the Inland Northwest for many years; today health care, education, finance, electronic and other manufacturing, tourism and service sectors are growing in importance.

We have two reportable business segments, as follows:

•

Avista Utilities – an operating division of Avista Corporation that comprises our regulated utility operations. Avista Utilities generates, transmits and distributes electricity and distributes natural gas. It also engages in wholesale purchases and sales of electricity and natural gas.

•

Advantage IQ – an indirect subsidiary of Avista Corporation that provides facility information and cost management services for multi-site customers throughout North America. Advantage IQ’s primary product lines include consolidated billing, resource accounting, energy analysis and loan profiling services.

Avista Corporation has other businesses, including sheet metal fabrication, venture fund investments and real estate investments, as well as certain natural gas storage facilities and a power purchase agreement held by Avista Energy, Inc. (“Avista Energy”), an indirect wholly-owned subsidiary. These activities do not represent a reportable business segment.

Advantage IQ, Avista Energy and various other companies are subsidiaries of Avista Capital, Inc. (“Avista Capital”), which is a wholly owned subsidiary of Avista Corporation.

Avista Utilities

Avista Utilities provides electric distribution and transmission as well as natural gas distribution services in parts of eastern Washington and northern Idaho. It also provides natural gas distribution service in parts of northeast and southwest Oregon. At September 30, 2008, Avista Utilities supplied retail electric service to approximately 351,000 customers and retail natural gas service to approximately 310,000 customers across its entire service territory.

In addition to providing electric transmission and distribution services, Avista Utilities generates electricity from its generating facilities, which had a total net capability of approximately 1,771 MW at September 30, 2008. Avista Utilities owns and operates hydroelectric projects having a total net capability of approximately 979 MW, gas-fired generating facilities having a total net capability of 520 MW, an undivided interest in a coal-fired generating station with entitlement to 222 MW of net capability and a wood-waste fueled generating station having a net capability of 50 MW. In addition to its own resources, Avista Utilities is party to a number of long-term power purchase and exchange contracts that increase its available resources.

Advantage IQ

Advantage IQ’s invoice processing, auditing, payment services and comprehensive reporting services are designed to provide companies with critical and easy-to-access information that enables them to proactively manage and reduce their utility, telecom and waste management expenses.

Effective July 2, 2008, Advantage IQ acquired Cadence Network, an energy and expense management company.

Other

Avista’s other businesses include, in addition to Avista Energy, several other indirect subsidiaries, including Avista Ventures, Inc., Pentzer Corporation, Avista Development, Inc. and Advanced Manufacturing and Development.

Over time as opportunities arise, Avista plans to dispose of assets and phase out operations that do not fit with its overall corporate strategy. However, Avista may invest incremental funds to protect its existing investments and invest in new businesses that fit with its overall corporate strategy.

Until June 30, 2007 Avista Energy comprised the majority of operations in our Energy Marketing Resource Management segment. Upon the sale of substantially all of Avista Energy and Avista Energy Canada’s contracts and ongoing operations to a third party on June 30, 2007, the majority of this segment’s operations were ended.

Proposed Formation of Holding Company

Avista has entered into a Plan of Share Exchange, dated as of February 13, 2006 (the “Plan of Exchange”), with AVA Formation Corp., a wholly-owned subsidiary of Avista (“AVA”). Pursuant to the Plan of Exchange, a statutory share exchange (the “Share Exchange”) would be effected whereby each outstanding share of Avista Common Stock (including any shares offered by this prospectus) would be exchanged for one share of AVA common stock, no par value (“AVA Common Stock”), so that the holders of Avista Common Stock would become holders of AVA Common Stock and Avista would become a subsidiary of AVA. AVA is expected to change its name before the effective time of the Share Exchange.

The holders of Avista Common Stock approved the Share Exchange on May 11, 2006. The Federal Energy Regulatory Commission and the Idaho Public Utilities Commission have issued orders authorizing the Share Exchange. Avista also has filed for approval from the utility regulators in Washington, Oregon and Montana. The Share Exchange is subject to the receipt of the remaining regulatory approvals and the satisfaction of other conditions. If the statutory share exchange and the implementation of the holding company structure are approved by regulators on terms acceptable to Avista, it may be completed sometime in 2009.

The other outstanding securities of Avista would not be affected by the Share Exchange, with limited exceptions for options and similar securities outstanding under executive compensation and employee benefit plans.

Avista expects that, after the effective time of the Share Exchange when AVA becomes the sole holder of Avista Common Stock, Avista will distribute to AVA as a dividend all outstanding shares of Avista Capital. This dividend, which is referred to in this prospectus as the “Avista Capital Dividend”, would effect the structural separation of Avista’s non-regulated businesses from the regulated utility business.

Reference is made to the Proxy Statement-Prospectus, dated April 11, 2006, excluding those portions thereof that are deemed “furnished” to, and not “filed” with, the SEC (the “Proxy Statement-Prospectus”), which is incorporated herein by reference, for additional information regarding the proposed formation of the holding company, including, without limitation, information regarding the reasons for forming the holding company and the Avista Capital Dividend, the conditions to the Share Exchange and the expected business, regulation and management of AVA and its subsidiaries after the effective time of the Share Exchange.

Prospective investors are directed to “Description of Common Stock” herein for additional information regarding the proposed holding company structure, including a general comparison of Avista Common Stock and AVA Common Stock.

DEFINITIONS

When the following terms are used in the Plan, they will have the meanings indicated.

Term		Meaning
Broker	—	A securities broker-dealer, selected by the Plan Administrator, registered under the Exchange Act, acting independently in the purchase and sale of Common Stock under the Plan.

Certificate Shares	—	Certificates for shares of Common Stock held by you or your broker registered in your name.

Common Stock	—	Common Stock of Avista Corporation.

Composite Tape	—	The record of composite quotations reported by The Wall Street Journal.

Dividend Payment Date	—	The date fixed by our Board of Directors on which declared Common Stock dividends are payable. These dates are normally the 15th day of March, June, September and December.

EFT	—	Electronic Funds Transfer

Enrollment Form	—	Form to be used by Registered Shareholders of Common Stock and new investors to enroll, make an initial investment or change participation in the Plan. See “Enrollment.”

Ex-dividend Date	—	Normally, the second business day prior to the Record Date.

Initial Investment	—	A payment made to us by a person who is not a Registered Shareholder for the initial purchase of shares of Common Stock to open a Plan account. The minimum Initial Investment is $250 and the maximum is $10,000. An Initial Investment is not required from holders of shares registered in their names who are enrolling in the Plan for the purpose of reinvestment of dividends or from prior participants in the Plan.

Investment Date	—	The Dividend Payment Date in months when dividends are paid. In months when no dividends are paid, the 15th day of the month or, if no trading of our Common Stock occurs on such date, the next preceding date on which trading occurred.

Investment Period	—	The period commencing on the Investment Date and ending on the day before the following Investment Date during which dividends, Initial Investments and/or Optional Cash Payments are invested in Common Stock purchased on the open market.

Optional Cash Payments	—	Cash payments, $10,000 maximum investment per transaction and up to $100,000 per calendar year, made to purchase shares of Common Stock under the Plan.

Plan	—	Avista Corporation Direct Stock Purchase and Dividend Reinvestment Plan.

Plan Administrator	—	The Bank of New York Mellon and its affiliate BNY Mellon Shareowner Services, when acting in its capacity as Plan Administrator.

Plan Shares	—	Shares held in the shareholder’s plan account. These may include any shares purchased under the Plan and/or Certificate Shares previously held by the shareholder which are now being held by the Plan Administrator for Safekeeping in the shareholder’s plan account.

Record Date	—	Closing date fixed by our Board of Directors to establish shareholders of record for payment of dividends, voting privileges and other matters. The Record Dates for the payment of dividends are approximately the 20th day of February, May, August and November.

Registered Shareholder	—	Holder of shares of Common Stock recorded as such on our stock registration books.

Safekeeping	—	Arrangement by which participants may deposit their Common Stock shares held in certificate form with the Plan Administrator. The certificates presented are cancelled and those shares are then credited to the participant’s plan account and held in the name of the Plan Administrator.

SEC	—	Securities and Exchange Commission.

QUESTION AND ANSWER SUMMARY OF THE PLAN

(This Question and Answer Summary of the Plan does not purport to be complete.

For further information, please refer to the other portions of the Plan set forth herein.)

Q:	1.	How do I enroll in the Plan or change my method of participation in the Plan?

A:		By use of the Enrollment Form submitted to shareholders with this Prospectus and, if you are not already a Registered Shareholder, submitting your Initial Investment. Alternatively, enrollment is available on-line by logging onto WWW.BNYMELLON.COM. See “The Plan – Enrollment.”

Q:	2.	What are the Optional Cash Payment limits?

A:		The maximum investment per transaction is $10,000 and the maximum investment per calendar year is $100,000. No minimum amount is required.

Q:	3.	How do I make Optional Cash Payments?

A:		By submitting your check payable to “BNY Mellon/Avista”, with your Enrollment Form or with the bottom portion of your reinvestment statement of account. You may also authorize automatic debits from your bank account either individually or on a recurring monthly basis. See “The Plan – Optional Cash Payments.”

Q:	4.	When can Optional Cash Payments be made?

A:		Optional Cash Payments may be submitted at any time. Optional Cash Payments received by the Plan Administrator from participants by 12:00 noon Eastern time on the day prior to an Investment Date will be invested on the Investment Date or during the Investment Period in which such Investment Date occurs. See “The Plan – Purchases Under the Plan - General.”

Q:	5.	When are the Investment Dates?

A:		Normally the 15th of each month, or the next preceding date on which trading of our Common Stock occurred if the 15th is a Saturday, Sunday, holiday, or if no trading occurs on the 15th.

Q:	6.	At what price are shares purchased for my account?

A:		See “The Plan – Purchase Price Under the Plan.”

Q:	7.	How will Plan Shares be held for my account?

A:		Plan Shares credited to your plan account will be held by the Plan Administrator until written notification is received from you regarding your desire to receive a certificate and/or cash for Plan Shares held in your plan account.

Q:	8.	What options are available to me when terminating my account or when making withdrawals from my account?

A:		Options for terminating your account:

		a.	Closing your account and receiving a certificate for your whole Plan Shares and a check for any fractional Plan Share. See “The Plan – Termination of Account - Stock (Stock Termination).”

		b.	Closing your account and receiving a check for your Plan Shares. See “The Plan – Termination of Account - Cash (Cash Termination).”

		c.	Closing your account and receiving a certificate for a portion of your whole Plan Shares and a check for the balance of your whole and fractional Plan Shares. See “The Plan – Termination of Account - Stock and Cash (Combined Termination).”

		Options available for making withdrawals while still remaining in the Plan:

		a.	Receiving a certificate for a portion of your whole Plan Shares. See “The Plan – Certificates for Plan Shares of Common Stock - Share Withdrawal.”

		b.	Receiving a check for a portion of your whole Plan Shares. You must specify the number of Plan Shares, not dollars, when using this option. See “The Plan – Cash for Plan Shares of Common Stock - Cash Withdrawal.”

To avail yourself of any of the options described above, complete the appropriate space on your reinvestment statement of account, submit your request on-line at WWW.BNYMELLON.COM/SHAREOWNER/ISD or make a separate written request, and deliver it to the Plan Administrator.

Q:	9.	If I elect to sell my Plan Shares, what amount will I receive?

A:		The amount cannot be determined until the Plan Shares are sold. Your Plan Shares will be sold by the Plan Administrator through the Broker as promptly as practicable, and you will receive the proceeds of the sale less a fee of $.04 per share (which will include a brokerage commission), which is subject to change, and any applicable taxes and fees.

Q:	10.	Do I have to pay tax on the dividends that are reinvested?

A:		Dividends reinvested under the Plan are subject to income tax for U.S. federal income tax purposes even though you have not received them in cash. In the case of shareholders who are subject to U.S. federal income tax withholding or back-up withholding on distributions, the amount of tax required to be withheld will be deducted from the amount of the dividend and only the remaining amount will be invested in Plan Shares. See “U.S. Federal Income Tax Information.”

Q:	11.	Can I receive a cash dividend on a portion of my shares and reinvest the dividend on the remainder of my shares?

A:		Yes, you may choose this option on your Enrollment Form. If you choose this option, you can direct that dividends on a specified number of your shares be paid to you in cash. The remainder of dividends on your shares will be reinvested. See “The Plan – Dividend Reinvestment Options.”

Q:	12.	Can I get only cash dividends on my shares?

A:		Yes, you may choose to receive cash dividends on all of your shares. See “The Plan – Dividend Reinvestment Options.”

Q:	13.	Can I forward the Certificate Shares I hold to the Plan Administrator for Safekeeping?

A:		Yes, you may elect to have the Plan Administrator hold shares represented by any stock certificates now held by you. The stock certificates in your name would be cancelled, and the shares represented by such certificates would be credited to your plan account and held by the Plan Administrator. Please note that it is the responsibility of the participant to retain his/her records relative to the cost of any Certificate Shares deposited for Safekeeping. See “The Plan – Safekeeping” for additional information, or contact the Plan Administrator for specific instructions.

Q:	14.	Can beneficial owners of our Common Stock, whose shares are registered in names other than their own, participate in the Plan?

A:		Yes, beneficial owners may participate directly by having some or all of their shares transferred into their names. Or, they may participate indirectly by requesting their record holders (such as their broker or bank nominee) to participate on their behalf. Such indirect participation must be through the registered holder of the shares.

Q:	15.	What happens when a participant sells or transfers all of the Certificate Shares registered in his/her name?

A:		If a participant sells all Certificate Shares of stock registered in his/her name, the Plan Administrator will, unless otherwise instructed by the participant, continue to reinvest the dividends or pay cash dividends on the Plan Shares credited to his/her account, in accordance with the participant’s election, under the Plan as long as there is a balance.

		If a participant transfers all Certificate Shares of stock registered in his/her name into a new shareholder registration, the Plan Administrator will not automatically transfer the reinvestment share balance to the new account. The participant must contact the Plan Administrator to request the transfer of Plan Shares.

Q:	16.	Can I transfer my shares to someone else?

A:		Yes, Plan Shares may be transferred to names other than the account name. Appropriate documentation with guaranteed signature(s) would be required. See “The Plan – Transfer of Shares.”

Q:	17.	What information will I receive that I need to retain to allow me to determine the cost basis of shares acquired through the Plan?

A:		It is important that you retain each year’s December reinvestment statement of account as well as the last reinvestment statement you receive from us when your plan account is terminated.

		It is also critical that you retain all information relative to the cost of Common Stock Certificate Shares previously held by you, which have been credited to your plan account for Safekeeping by the Plan Administrator.

THE PLAN

Purpose

The purpose of the Plan is to provide investors with a convenient and affordable method of purchasing shares of Common Stock directly through the Plan Administrator and to provide Registered Shareholders of Common Stock with a simple and convenient method of investing cash dividends and/or Optional Cash Payments in additional shares of Common Stock at regular intervals, and with a method of selling those shares of Common Stock held by the Plan Administrator for the participants. Purchases will be made either using original issue stock or on the open market, at our election. Open market purchases will be made by the Broker. The price of shares if purchased on the open market will include a fee of $.04 per share (which will include a brokerage commission), which is subject to change, and any applicable taxes and fees. No commission will be paid on any original issue shares, which might be purchased directly from us under the Plan. Should it be necessary to utilize both open market and original issue shares for any particular Investment Period, the fee of $.04 per share applicable to the open market shares (which will include a brokerage commission) will be included in the average price per share of all shares purchased.

Advantages

If you participate in the Plan you may (a) purchase and sell shares of Common Stock directly through the Plan Administrator or (b) have cash dividends on all or a portion of your shares of Common Stock automatically reinvested or (c) have your cash dividends reinvested and, in addition, you may also make up to $100,000 per calendar year with a maximum investment of $10,000 per transaction in Optional Cash Payments or (d) make only Optional Cash Payments up to $100,000 per calendar year and continue to receive cash dividends on your shares.

Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be credited to your plan account. In addition, dividends in respect to such fractions, as well as whole shares, will be credited to your plan account. You can avoid the cumbersome safekeeping of certificates for Plan Shares credited to your plan account and may also elect to deposit Certificate Shares of Common Stock now held in your name into your plan account for Safekeeping. The deposit of such shares protects you against loss, theft, or destruction of stock certificates. Certificates so deposited will be held in the name of the Plan Administrator. Statements of account will be provided to participants in the Plan following each investment.

Administration

The Bank of New York Mellon along with its affiliate, BNY Mellon Shareowner Services (collectively, the “Plan Administrator”) will administer the Plan, keep records, send statements of account and perform for the participants other duties relating to the Plan. Common Stock purchased under the Plan, as well as Certificate Shares placed with the Plan Administrator for Safekeeping, will be registered in the name of the Plan Administrator as Plan Administrator for the participants in the Plan.

Costs

Fees of $.04 per share (which will include brokerage commissions) and any applicable taxes and fees are paid by participants in connection with purchases and sales of Plan Shares made on the open market under the Plan. All other costs of administration of the Plan are to be paid by us.

Enrollment

You may enroll in the Plan by completing and signing an Enrollment Form and returning it in the envelope provided. Alternatively, you may enroll on-line at WWW.BNYMELLON.COM/SHAREOWNER/ISD. An Enrollment Form may be obtained at any time upon request by telephoning the Plan Administrator at 1-800-642-7365. The Enrollment Form serves both to initiate participation and to appoint the Plan Administrator to act on your behalf in buying and selling shares of Common Stock under the Plan.

You may change the method of participation in the Plan by completing a new Enrollment Form to indicate the manner of future participation and sending it to the Plan Administrator, or by visiting the Plan Administrator’s Internet Website at WWW.BNYMELLON.COM/SHAREOWNER/ISD.

A Registered Shareholder of Common Stock or any eligible applicant may enroll in the Plan at any time. With respect to Initial Investments and Optional Cash Payments, if the Initial Purchase Authorization Form and Initial Investment or Optional Cash Payment, as the case may be, are received at least one day prior to an Investment Date, participation in the Plan will begin with that Investment Date. With respect to reinvestment of dividends, if the Enrollment Form is received by the Plan Administrator on or before a Record Date, participation in the Plan will begin with the next following Dividend Payment Date.

Participation

Direct Purchase

You are eligible to participate in the Plan for direct purchase of our Common Stock provided that (a) you meet the requirements for participation as described in the following paragraph and (b) in the case of citizens or residents of a country other than the United States, its territories or possessions, participation would not violate local laws applicable to us or to you.

In certain jurisdictions, applicable laws require us to use a registered broker-dealer to offer Common Stock under the Plan to persons who are not currently Registered Shareholders. No offers or sales to these persons will be affected in those jurisdictions unless we have satisfied the requirements of the state securities laws applicable to the operation of the Plan. The Plan Administrator has selected BNY Mellon Securities as the registered broker-dealer through whom we will offer shares in those instances and for all Plan trading activity.

Dividend Reinvestment

You can choose to reinvest under the Plan all or a portion of the cash dividends paid on the shares of Common Stock directly registered in your name. Beneficial owners of our Common Stock whose shares are registered in names other than their own may participate directly by having some or all of their shares transferred into their names, or they may participate indirectly by requesting their record holders (such as a broker or bank nominee) to participate on their behalf. Such indirect participation must be through the registered holder of the shares. You will begin to participate in the Plan as of the Dividend Payment Date associated with the first Record Date which occurs after the date the Plan Administrator receives your enrollment authorization.

Following your instructions, the Plan Administrator will apply all or part of the cash dividend to the purchase of additional shares of Common Stock. Dividends are paid in U.S. dollars and dividends are payable to the Plan Administrator on the Dividend Payment Date, like all other Registered Shareholders. Dividends used to purchase shares on the open market are invested as promptly as practicable commencing on the Dividend Payment Date. Dividends used to purchase shares directly from us are invested on the Dividend Payment Date. When shares are being purchased in the open market, depending on the number of shares being purchased and current trading volume in the shares, purchases may be executed in multiple transactions and may be made on more than one date during the applicable Investment Period. All available cash dividends for your account, less any applicable tax withholding, will be invested and fractional shares will be calculated to four decimal places.

Dividend Reinvestment Options

Following your instructions, the Plan Administrator will apply all or part of your cash dividends to the purchase of additional shares of Common Stock.

You may choose one of the following options to invest your cash dividends:

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Full Reinvestment – If you choose this option, 100% of all cash dividends paid on shares held by you in the Plan (certificated and book-entry form) will be reinvested in additional shares of Common Stock. This includes future shares acquired by you directly or through the Plan.

•

Partial Dividend Reinvestment – If you choose this option, you can direct that dividends on a specified number of your shares be paid to you in cash. Dividends on the remaining shares will be reinvested. If you buy more shares, it will not change your election. If you sell or transfer shares, it will not change your election unless the number of your shares falls below the number you specified to be paid in cash. In that case, cash dividends will be paid to you on all of your shares. You may change your instructions for this option at any time by completing a new Enrollment Form.

•	Cash Dividends - No Reinvestment – By choosing this election, you receive all dividends in cash and no dividends will be reinvested.

Direct Deposit

If you elect to have all or a portion of your dividends paid in cash, the amount will be paid by check or can be credited directly to your bank account via EFT. In order to take advantage of this option, your bank or financial institution must be a member of the Automated Clearing House. If you are interested in this option, please call The Bank of New York Mellon at 1-800-642-7365 and request an “ACH Fulfillment Kit.” If you enroll in the direct deposit and later transfer your shares to a new shareholder account, or change your bank account, you will need to request and complete another “ACH Fulfillment Kit.”

Investment Date and Investment Period

The Investment Date will normally be the 15th of every month or, if no trading of our Common Stock occurs on such date, the next preceding date on which trading occurred.

The Investment Period for investing dividends, Initial Investments and/or Optional Cash Payments in shares of our Common Stock to be purchased on the open market will be the period commencing on the Investment Date and ending on the day before the following Investment Date.

Initial Investments

Investors who are not Registered Shareholders and who wish to purchase Common Stock through the Plan may enroll online by visiting the Plan Administrator’s website at WWW.BNYMELLON.COM, or they must complete an Enrollment Form and make an Initial Investment. The Initial Investment must be $250 or more but cannot exceed the maximum $10,000 limit per investment transaction. Initial Investments must be made by a check drawn on a U.S. bank, in U.S. currency, payable to “BNY Mellon/Avista.” Third-party checks, money orders, travelers checks and checks not drawn on a U.S. bank or not paid in U.S. currency will not be accepted and will be returned to the sender. Returned checks are subject to a service fee. Investors should use the pre-addressed envelope provided to send the signed Enrollment Form and any Initial Investment.

Optional Cash Payments

In addition to the investment of quarterly dividends, a participant in the Plan may also make up to $100,000 per calendar year in Optional Cash Payments with a maximum investment of $10,000 per transaction. Shares will be purchased monthly during the Investment Period. The same amount of money need not be sent each time an Optional Cash Payment is made. There is no obligation to make Optional Cash Payments.

An Optional Cash Payment may be made by a participant when joining the Plan by enclosing the payment with the Enrollment Form. Thereafter, Optional Cash Payments should be accompanied by the form attached to the statement of account provided to the participant. Optional Cash Payments should be made by check payable to “BNY Mellon/Avista.” Optional Cash Payments can also be made by authorizing individual automatic deductions from your bank account by visiting the Plan Administrator’s website at WWW.BNYMELLON.COM/SHAREOWNER/ISD. See “Initial Investments” above.

Optional Cash Payments received by the Plan Administrator from participants by 12:00 noon Eastern time on the day prior to an Investment Date will be invested in Common Stock during the Investment Period in which such Investment Date occurs. Optional Cash Payments received after the time specified above will be held and invested in Common Stock during the following Investment Period. No interest will be paid on Optional Cash Payments held by the Plan Administrator.

Any Optional Cash Payment will be refunded if a written request for such refund is received by the Plan Administrator more than forty-eight (48) hours prior to an Investment Date.

Optional Cash Payments will not be accepted by the Plan Administrator if a participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of the purchase, or what the participant’s balance will be following a purchase. In addition, the Plan Administrator cannot purchase shares for a participant without advance payment, nor can it refund any part of a participant’s cash payment after shares are purchased. It is not possible for the Plan Administrator to tell a participant in advance how much money to send for the purchase of a full or fractional share because the price per share will not be known at the time an Optional Cash Payment is made.

Automated Monthly Investments

Participants enrolled in the Plan may authorize automatic monthly Optional Cash Payments via EFT. This option may be chosen when enrolling in the Plan by completing the appropriate information on the Enrollment Form or by visiting the Plan Administrator’s website at WWW.BNYMELLON.COM/SHAREOWNER/ISD.

Automated monthly investments are subject to the minimum and maximum amounts set for the Plan. EFT payments are deducted monthly from a participant’s bank account through any financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if such date is not a business day, then on the following business day. Automated monthly Optional Cash Payments will be invested beginning with the next scheduled Investment Date after the Plan Administrator receives the funds. The participant is responsible for any bank fees related to the arrangements made for EFT payments. It is your responsibility to immediately notify the Plan Administrator of any changes in EFT information as it relates to your authorized monthly deductions. You may call 1-800-642-7365 and request a new EFT Enrollment Form or change your information at the Plan Administrator’s website by visiting WWW.BNYMELLON.COM/SHAREOWNER/ISD.

In the event that your Optional Cash Payment/Initial Investment check is returned unpaid for any reason, or your designated bank account for EFT does not have sufficient funds for your authorized monthly deduction, the Plan Administrator will immediately remove from your account shares, if any, which were purchased in anticipation of the collection of such funds. These shares will be sold to recover any uncollected funds. If the net proceeds of the sale of such shares are insufficient to recover in full the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover in full the uncollected balance.

The Plan Administrator will charge a service fee of $25 for returned checks or failed EFT payments. The Plan Administrator reserves the right to sell additional shares from any of your accounts maintained by the Plan Administrator as may be necessary to recover the service fee at the time the check or EFT is returned to the Plan Administrator.

Purchases Under the Plan - General

On each Dividend Payment Date, we will pay to the Plan Administrator any cash dividends on the Certificate Shares of Common Stock registered in your name as well as on Plan Shares of Common Stock credited to your plan account. The Plan Administrator will promptly apply such dividends and any Optional Cash Payments received from you by 12:00 noon Eastern time on the day prior to such Dividend Payment Date to the purchase of additional shares of Common Stock for your plan account, by one or both of the methods described below. On each Investment Date which is not also a Dividend Payment Date, the Plan Administrator will commence investing on such Investment Date any Initial Investment or Optional Cash Payments received from you to the purchase of additional shares of Common Stock for your plan account, by one or both of the methods described below. See “Source of Shares.”

Purchases will be made either directly from us or on the open market, at our election. Open market purchases will be made by the Broker. The price of shares purchased on the open market will include a fee of $.04 per share (which will include a brokerage commission) and any applicable securities taxes.

Your plan account will be credited with the number of shares, including fractional shares (computed to four decimal places), as of an Investment Date, equal to the total amount invested for your plan account divided by the purchase price (including fees of $.04 per share (which will include brokerage commissions) and securities taxes, if applicable).

Dividends, as and when declared by our Board of Directors, will be paid on shares purchased on the open market or purchased directly from us on subsequent Dividend Payment Dates.

Source of Shares

Open Market Purchases

Shares purchased under the Plan on the open market will be purchased by the Broker. Subject to certain limitations, the Broker has full discretion as to all matters relating to open market purchases, including determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are purchased (including on any securities exchange, on the over-the-counter market or in negotiated transactions) and the persons (including other brokers and dealers) from or through whom such purchases are made.

Purchases Directly from Avista Corporation

Shares purchased directly from us will be original issue stock.

Purchase Price of Shares

Price of Common Stock Purchased on the Open Market

The price of the Common Stock purchased on the open market with reinvested dividends, Initial Investments and/or with Optional Cash Payments will be the weighted average price of such shares, including fees of $.04 per share (which will include brokerage commissions) and any applicable securities taxes, incurred in connection with the purchase of such shares during an Investment Period. The price per share will be determined by dividing the total cost (including fees of $.04 per share (which will include brokerage commissions) and any applicable securities taxes) of all shares purchased with Initial Investments, Optional Cash Payments and/or reinvested dividends during an Investment Period by the total number of shares purchased during such Investment Period.

Price of Common Stock Purchased Directly from Avista Corporation

The price of the Common Stock purchased directly from us with reinvested dividends, Initial Investments or with Optional Cash Payments will be the average of the high and low sale prices of the Common Stock as reported on the Composite Tape for the applicable Investment Date.

Should it be necessary to utilize both open market and original issue shares for any particular Investment Period, the fee of $.04 per share (which will include a brokerage commission) and securities taxes applicable to the open market shares will be included in the average price per share of all shares purchased.

Reports to Participants

Each participant in the Plan will receive from the Plan Administrator a statement of account following each investment. These statements are a participant’s continuing record of the cost of purchases and should be retained for income tax purposes. In addition, each participant will receive copies of the same communications sent to each other holder of Common Stock, including our Quarterly Report to Shareholders, the Annual Report to Shareholders, the Notice of Annual Meeting and Proxy Statement and Internal Revenue Service information for reporting dividends paid. Each participant will receive notice relating to any modification made to the Plan.

Safekeeping

You may elect to have Certificate Shares of our Common Stock now held in your name deposited into your plan account for Safekeeping. Certificate Shares so deposited will be cancelled and the shares for such certificates will be credited to your plan account and held by the Plan Administrator. Safekeeping your shares will not affect your election regarding dividend reinvestment.

Certificates for Safekeeping should be sent with a completed Safekeeping Authorization Form by registered mail to:

Avista Corporation

c/o BNY Mellon Shareowner Services

P.O. Box 358035

Pittsburgh, PA 15252-8035.

The certificate(s) should not be endorsed.

It is suggested that you use registered mail when sending stock certificate(s) declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificate(s) should they be lost in the mail.

It is your responsibility to retain your records relative to the cost of any Certificate Shares deposited for Safekeeping as, in most cases, we or the Plan Administrator would have no knowledge of the purchase price of such Certificate Shares.

Sale of Plan Shares - General

You may instruct the Plan Administrator to sell any or all Plan Shares held in your Plan account by one of the following methods.

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Sale Orders via Mail – You may instruct the Plan Administrator to sell by completing and signing the tear-off portion of your account statement and mailing the instructions to the Plan Administrator. If there is more than one name or owner on the Plan account, all participants must sign the tear-off portion of the account statement.

•

Sale Orders via IVR System – You may instruct the Plan Administrator to sell by placing a sale order via the Interactive Voice Response System (the “IVR System”). To place a sale order, you must call 1-800-642-7365, the Plan Administrator’s toll free number, with your instructions. Simply enter your Investor ID at the prompt and select the menu option for sales and follow the instructions provided.

•	Sale Orders via Internet – You may instruct the Plan Administrator to sell by placing a sale order via the Internet at WWW.BNYMELLON.COM/SHAREOWNER/ISD and using your Investor ID.

Sale orders via the IVR System and Internet are generally accepted until 6:00 p.m. Eastern time. Sale orders will generally be sold within two business days. Sale orders placed after 6:00 p.m. will be considered received the next business day. The IVR System and the Plan Administrator’s Internet site are confidential, secure, and provide a unique confirmation number for each transaction executed.

Selling participants should be aware that the Common Stock price may fall during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale on the open market by the Broker. This risk should be evaluated by the participant and is a risk to be borne solely by the participant.

Certificates for Plan Shares of Common Stock - Share Withdrawal

Certificates for Plan Shares of Common Stock credited to a participant’s plan account under the Plan will be issued to the Plan Administrator or its nominee as Plan Administrator for the participant. The number of Plan Shares credited to a plan account will be shown on the participant’s statement of account. This convenience protects against loss, theft or destruction of stock certificates, permits ownership of a fractional share and reduces the cost to be borne by us.

Certificates for any number of whole Plan Shares credited to a plan account will be issued upon the request of a participant intending to remain in the Plan, and the Plan Shares represented by such certificates will be deducted from the participant’s plan account. Certificates for fractional shares will not be issued under any circumstances. Dividends will continue to be paid to you according to the investment election you already made.

Plan Shares may not be pledged. A participant who wishes to pledge such Plan Shares must request that certificates for such Plan Shares be issued in the participant’s name.

Cash for Plan Shares of Common Stock - Cash Withdrawal

A participant intending to remain in the Plan may request that a portion of the whole Plan Shares credited to the participant’s plan account be sold. A participant must specify the number of Plan Shares, which are to be sold. The Plan Shares sold will be deducted from the participant’s plan account, and any remaining whole Plan Shares and any fraction of a share will continue to have dividends reinvested in the participant’s plan account. The participant will receive a check for the proceeds of the sale less a fee of $.04 per share (which will include a brokerage commission) and securities taxes and fees, if applicable. See “Sale of Plan Shares - General.”

Transfer of Shares

Transfers can be made in book-entry or certificated form at any time. In order to transfer shares, a participant will need to complete a Transfer Instruction Package. A participant can visit the Plan Administrator’s Stock Transfer website at WWW.BNYMELLON.COM/SHAREOWNER/ISD to download the information, or call 1-800-642-7365 to request one. Participants must remember to obtain a “Medallion Guarantee” for any transfer of shares.

A “Medallion Guarantee” ensures that the individual signing the request for transfer is the owner or authorized representative. It can be obtained from financial institutions (including many banks and brokerage firms) participating in one or more of the Medallion Guarantee programs. Book-to-book transfers involving transferring shares from an existing Plan account to a new Plan account should follow the steps listed below.

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Call the Plan Administrator’s toll-free telephone number 1-800-642-7365 to request a Plan Prospectus and Plan Enrollment Form. Complete the form, providing the full registration name, address and social security number of each new participant.

•

The completed Plan Enrollment Form should be sent along with a written request indicating the number of shares (full and fractional) that should be transferred to the new participant’s account. All existing participants in the current Plan account should sign the instructions and their signatures should be Medallion Guaranteed as discussed above.

Termination of Account - General

Any Optional Cash Payment sent to the Plan Administrator prior to a request to terminate will be invested by the Plan Administrator unless return of the amount is specifically indicated in the request to terminate. After termination of the plan account, all subsequent dividends will be paid by check to the former participant unless re-enrolled in the Plan. See “Stock Termination”, “Cash Termination” and “Combined Termination” below for specific details.

Termination of Account - Stock (Stock Termination)

When a participant closes the account or upon discontinuation of the Plan by us, certificates for whole Plan Shares credited to a participant’s plan account will be issued and any fractional shares will be sold. The participant will then receive the sale proceeds from the fractional shares less a fee of $.04 per share (which will include a brokerage commission) and any applicable taxes and fees.

Termination of Account - Cash (Cash Termination)

In lieu of receiving certificates for whole Plan Shares, the participant may, upon terminating the plan account, request that all of the Plan Shares, both whole and fractional, credited to the plan account be sold. The participant will receive a check for the proceeds of the sale less a fee of $.04 per share (which will include a brokerage commission). See “Sale of Plan Shares - General.”

A request for a Cash Termination received on or after an Ex-dividend Date will not be processed until after the related Dividend Payment Date. Such request, however, will be processed as promptly as possible after that Dividend Payment Date.

Termination of Account - Stock and Cash (Combined Termination)

A participant may, upon terminating the plan account, request that a certificate be issued for a portion of the whole Plan Shares credited to the plan account and that the balance of the whole and fractional shares credited to the plan account be sold. The participant will receive a certificate for the whole Plan Shares specified and will also receive a check for the proceeds of the sale of the remaining Plan Shares less a fee of $.04 per share (which will include a brokerage commission) and any applicable securities taxes and fees. See “Sale of Plan Shares - General.”

A request for a Combined Termination received on or after an Ex-dividend Date will not be processed until after the related Dividend Payment Date. Such request, however, will be processed as promptly as possible after that Dividend Payment Date.

Disposition of All Shares Registered in Participant’s Name

If a participant disposes of all Certificate Shares of Common Stock registered in the participant’s name, the Plan Administrator will continue to reinvest the dividends or pay cash dividends, as elected by the participant, on the Plan Shares credited to the participant’s plan account until notified in writing by such participant that the participant wishes to terminate the plan account.

Rights Offering

A rights offering takes place when we issue to the existing shareholders the right to purchase additional shares of our Common Stock in proportion to the shares they already own. In a rights offering by us, rights on all Plan Shares will be issued to the Plan Administrator or its nominee. The Plan Administrator will sell such rights, credit each participant’s plan account in proportion to the whole and fractional shares held therein on the Record Date for such rights, and apply the proceeds to the purchase of additional shares of our Common Stock. Any participant who wishes to exercise, transfer or sell stock purchase rights on the participant’s Plan Shares must request, prior to the Record Date for the issuance of any such rights, that the whole Plan Shares credited to the participant’s plan account be withdrawn from the plan account and registered in the participant’s name. See “Certificates for Plan Shares of Common Stock - Share Withdrawal.”

Rights on Certificate Shares registered in the name of the participant will be mailed directly to the participant in the same manner as to shareholders not participating in the Plan.

Stock Dividend or Stock Split

Any stock dividends or split shares distributed by us on Plan Shares credited to the plan account of a participant will be added to the participant’s plan account. Stock dividends or split shares distributed on Certificate Shares registered in the name of the participant will be mailed directly to the participant in the same manner as to shareholders who are not participants in the Plan.

Voting of Plan Shares

Each participant in the Plan will receive a Notice of Annual Meeting, a Proxy Statement, a proxy card and our Annual Report to Shareholders. The proxy card will include Plan Shares held in the participant’s plan account as well as any shares for which a participant has certificates. The proxy card may be completed, signed and forwarded to the Plan Administrator in the return envelope provided for such purpose. If the returned proxy card is properly signed and marked for voting, all the shares covered by such proxy will be voted as marked. If no instructions are received on a returned proxy card, properly signed, with respect to any item thereon, all of the participant’s shares will be voted with respect to such item(s) in accordance with the recommendations of our management.

U.S. Federal Income Tax Information

The following is a summary of certain U.S. federal income tax considerations regarding the Plan. This summary is based on current law, is for general information only and is not tax advice. This summary is limited to participants who hold our common stock as a capital asset (generally, property held for investment). This summary does not purport to address all aspects of taxation that may be relevant to a participant in light of the participant’s particular circumstances, and does not address participants subject to special treatment under the U.S. federal income tax laws (including insurance companies, partnerships and other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, participants who hold our stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, and participants whose functional currency is not the U.S. dollar). The summary does not apply to foreign participants, except as specifically indicated below under “Withholding and Information Reporting.” Participants should consult their own tax advisors regarding the specific tax consequences to them under applicable federal, state, local and foreign tax laws and the impact of any changes in applicable tax laws, which may have retroactive effect.

Initial Investment and Optional Cash Payments

In general, a participant who makes an Initial Investment or Optional Cash Payment under the Plan will not realize gain or loss for U.S. federal income tax purposes as a result of the purchase of shares pursuant to such Initial Investment or Optional Cash Payment, and the participant’s tax basis in such shares will equal the purchase price of the shares (including the amount of any applicable brokerage fees). A participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Deposit, Withdrawal or Sale of Shares

A participant will not realize gain or loss for U.S. federal income tax purposes upon a deposit of Certificate Shares to such participant’s Plan account or the receipt of Certificates for whole shares withdrawn from the participant’s Plan account. A participant may, however, recognize a capital gain or loss upon the receipt of cash for any fractional share credited to such participant’s Plan account. A participant may also recognize capital gain or loss upon a sale or other taxable disposition of shares. The amount of gain or loss generally will be the difference between the amount realized from the sale of shares and the participant’s tax basis in such shares. Capital gain will be taxable as long-term capital gain if such shares have been held by the participant for more than one year. In general, net long-term capital gains recognized by individuals are eligible for taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Reinvestment of Dividends

Reinvested dividends are treated for U.S. federal income tax purposes in the same manner as if the participant had received such dividends in cash on the applicable dividend payment date. If a reinvested dividend is used to acquire shares from us, the participant generally will be treated as having received a distribution in an amount equal to the fair market value of the acquired stock. If a reinvested dividend is used to purchase shares in the open market, the participant generally will be treated as having received a distribution equal to the amount of the cash dividend used to make such purchase (including any amount used to pay the applicable brokerage fees). In either case, the distribution deemed received by the participant will be increased by the amount of any tax withholding that was deducted from the reinvested dividend.

The deemed distribution described in the preceding paragraph will be taxable as ordinary, dividend income to the participant to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. Dividend income recognized by a corporation may be eligible for the dividends-received deduction if certain holding period and other requirements are met. Under current law, dividend income recognized by an individual may be taxable at the rates applicable to long-term capital gain if certain holding period and other requirements are met. Any deemed distributions in excess of our earnings and profits will constitute a return of capital that will reduce the basis in the participant’s existing shares (but not below zero), and thereafter will constitute capital gain that will be taxable as long-term capital gain if the distribution is with respect to shares that have been held by the participant for more than one year.

A participant’s tax basis in Plan Shares purchased with a reinvested dividend generally will equal the amount of the distribution the participant is treated as receiving, as described above, less the amount of any tax withholding deducted from the reinvested dividend. A participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Withholding and Information Reporting

If a participant fails to provide certain U.S. federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held in the participant’s Plan account may be subject to U.S. federal backup withholding. If withholding is required for any reason, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. Certain participants (including most corporations) are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against the participant’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

In the case of dividend reinvestments by a foreign participant who is subject to U.S. federal income tax withholding on distributions, the amount of tax required to be withheld will be deducted from the amount of reinvested dividends and only the remaining amount will be invested in Plan Shares. Foreign participants should consult their own tax advisors regarding the applicability of U.S. federal income tax withholding to them and all other tax consequences to them under applicable tax laws and any applicable tax treaties.

We must report annually to the Internal Revenue Service and to each shareholder the amount of all actual and deemed dividend distributions and the amount of tax withheld from those distributions. The Plan Administrator, as required, will report to the participant and to the Internal Revenue Service the sale of any Plan Shares.

Responsibility of Avista Corporation and the Plan Administrator Under the Plan

Neither we, The Bank of New York Mellon as Plan Administrator, nor the Broker will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death or with respect to any fluctuation in market value before or after any purchase or sale of Plan Shares.

The participant should recognize that neither the Plan Administrator nor the Broker can assure the participant of a profit or protect the participant against a loss on shares purchased or sold under the Plan.

Modification or Discontinuance of the Plan

We reserve the right to suspend, modify or discontinue the Plan at any time by action of our Board of Directors. Notice of any such suspension, modification or discontinuance will be given to all participants.

Upon discontinuance of the Plan by us, the Plan Administrator will continue to hold participant’s shares until such time as the participant requests them to be issued, sold or moved electronically to a brokerage account. In all cases a cash payment will be made for any fractional share.

Interpretation and Regulation of the Plan

We reserve the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation.

DESCRIPTION OF COMMON STOCK

General

The authorized capital stock of Avista, as set forth in its Restated Articles of Incorporation, as amended, consists of 10,000,000 shares of Preferred Stock, cumulative, without nominal or par value, which is issuable in series, and 200,000,000 shares of Common Stock without nominal or par value, together with attached preferred share purchase rights. Following is a brief description of certain of the rights and privileges of the Common Stock.

Avista may issue additional shares of its Common Stock from time to time. The terms of the Common Stock include those stated in the Avista Articles and the Avista Bylaws and those made applicable thereto by the Washington BCA. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Avista Articles, the Avista Bylaws and the Washington BCA. Avista has filed the Avista Articles and the Avista Bylaws as exhibits to the registration statement of which this prospectus forms a part. Whenever particular provisions of the Avista Articles or the Avista Bylaws are referred to, those provisions are incorporated as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference.

Dividend Rights

After full provision for all Preferred Stock dividends declared or in arrears, the holders of Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by Avista’s Board of Directors.

Voting Rights

The holders of the Common Stock have sole voting power, except as indicated below or as otherwise provided by law. Each holder of Common Stock is entitled to one vote per share.

In the election of directors, a “majority vote” standard requires that each candidate in an uncontested election receive more than 50% of the votes cast at a shareholder meeting in order to be elected to the Board. Only votes cast “for” and “against” a candidate are taken into account in determining whether the votes required for the election of such candidate have been received. In a contested election, directors are elected by a plurality of votes cast.

Under the Avista Articles, whenever and as often as, at any date, dividends payable on any shares of Preferred Stock (including any New Preferred Stock) shall be in arrears in an amount equal to the aggregate amount of dividends accumulated on such shares of Preferred Stock over the eighteen (18) month period ended on such date, the holders of the Preferred Stock, voting separately and as a single class, are entitled to elect a majority of the Board of Directors, and the holders of the Common Stock, voting separately and as a single class, will be entitled to elect the remaining directors. Such voting rights of the holders of the Preferred Stock cease when all defaults in the payment of dividends on the Preferred Stock have been cured.

In addition, the consent of various proportions of the Preferred Stock at the time outstanding is required to adopt any amendment to the Articles which would authorize any new class of stock ranking prior to or on a parity with the Preferred Stock as to certain matters, to increase the authorized number of shares of the Preferred Stock, to change any of the rights or preferences of outstanding Preferred Stock or to issue additional shares of Preferred Stock unless an earnings test is satisfied.

Classified Board of Directors

Both the Avista Articles and the Avista Bylaws provide for a Board of Directors divided into three classes. Each director of a class will generally serve for a term of three years, with only one class of directors being elected in each year.

The Avista Articles and Avista Bylaws also generally provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock. The Avista Articles and Avista Bylaws further require an affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock to alter, amend or repeal the provisions relating to the classification of the Board of Directors and the removal of members from, and the filling of vacancies on, the Board of Directors.

“Fair Price” Provision

The Avista Articles contain a “fair price” provision which requires the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock for the consummation of certain business combinations, including mergers, consolidations, recapitalizations, certain dispositions of assets, certain issuances of securities, liquidations and dissolutions involving Avista and a person or entity who is or, under certain circumstances, was, a beneficial owner of 10% or more of the outstanding shares of Common Stock (an “Interested Shareholder”) unless

•	such business combination shall have been approved by a majority of the directors unaffiliated with the Interested Shareholder, or

•

certain minimum price and procedural requirements are met. The Avista Articles provide that the “fair price” provision may be altered, amended or repealed only by the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock.

Preferred Share Purchase Rights

General

Reference is made to the Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”) between Avista and The Bank of New York, as Rights Agent, filed with the SEC. The following statements are qualified in their entireties by such reference.

On November 12, 1999, the Avista Board of Directors authorized the Rights Agreement to replace the then-existing rights plan which expired on February 16, 2000. Under the Rights Agreement, Avista granted one preferred share purchase right (a “Right”) on each outstanding share of Common Stock to holders of Common Stock outstanding on February 15, 2000 or issued thereafter. The description and terms of Rights are set forth in the Rights Agreement.

Each Right entitles the registered holder, subject to regulatory approvals and other specified conditions, to purchase one one-hundredth of a share of Preferred Stock at a purchase price of $70.00 (the “Purchase Price”). The Rights are exercisable only if a person or group

•	acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, or

•	commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of Common Stock.

Until that time, the Rights are evidenced by and trade with the shares of Common Stock. Each right was originally scheduled to expire on March 31, 2009. However, in connection with the execution by Avista of the Plan of Exchange, the Rights Agreement was amended to provide that the Rights will expire upon the earlier of the effective time of the Share Exchange (as described below) and March 31, 2009.

The purchase of stock pursuant to the Rights may be subject to regulatory approvals and other specified conditions. Under no circumstances will a person or group that acquires 10% of the Common Stock be entitled to exercise Rights.

“Flip-in”

If any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock, each unexercised Right will entitle its holder to purchase that number of shares of Common Stock or, at the option of Avista, Preferred Stock, which has a market value at that time of twice the Purchase Price.

“Flip-over”

In the event that any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock, and Avista

•	consolidates or merges with or into, or

•	sells 50% or more of its assets or earning power to,

any person or group, each unexercised Right would instead entitle its holder to purchase the acquiring company’s common shares having a market value of twice the Purchase Price.

Exchange

If a person or group acquires beneficial ownership of more than 10% but less than 50% of the outstanding shares of Common Stock, Avista may exchange each outstanding Right for one share of Common Stock or cash, securities or other assets having a value equal to the market value of one share of Common Stock. That exchange may be subject to regulatory approvals.

Redemption

Avista may redeem the Rights, at a redemption price of $0.01 per Right, at any time until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock.

Certain Adjustments

The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

•

if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

•

upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to at least 1% of the Purchase Price. Avista will not issue fractional shares of Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, Avista will make an adjustment in cash based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

Amounts Outstanding

Avista distributed one Right to its shareholders for each share of Common Stock owned of record by them at the close of business on February 15, 2000. Until the earliest of

•	such time as any person or group acquires beneficial ownership of 10% or more of the outstanding shares of Common Stock,

•	March 31, 2009,

•	the redemption of the Rights, or

•	the effective time of the Share Exchange,

Avista has issued and will continue to issue one Right with each share of Common Stock that is issued after February 15, 2000 so that each outstanding share of Common Stock has and will continue to have an appurtenant Right. Avista has initially authorized and reserved 600,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Amendment

Avista may amend the Rights Agreement in any respect until any person or group has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock. Thereafter, Avista may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

Statutory Limitation on “Significant Business Transactions”

General

The Washington BCA contains provisions that limit our ability to engage in “significant business transactions” with an “acquiring person”, each as defined below. We have no right to waive the applicability of these provisions.

Significant Business Transactions Within Five Years of Share Acquisition Time

Subject to certain exceptions, for five years after an “acquiring person’s” “share acquisition time”, Avista may not engage in any “significant business transaction” with such “acquiring person” unless, before such “share acquisition time”, a majority of the Board of Directors approves either:

•	such “significant business transaction”; or

•	the purchase of shares made by such “acquiring person”.

Significant Business Transactions More Than Five Years After Share Acquisition Time

Avista may not engage in certain “significant business transactions” (including mergers, share exchanges and consolidations) with any “acquiring person” unless:

•	the transaction complies with certain “fair price” provisions specified in the statute; or

•

no earlier than five years after the “acquiring person’s” “share acquisition time”, the “significant business transaction” is approved at an annual or special meeting of shareholders (in which the “acquiring person’s” shares may not be counted in determining whether the “significant business transaction” has been approved).

Definitions

As used in this section:

“Significant business transaction” means any of various specified transactions involving an “acquiring person”, including:

•	a merger, share exchange, or consolidation of Avista or any of its subsidiaries with an “acquiring person” or its affiliate;

•

a sale, lease, transfer or other disposition to an “acquiring person” or its affiliate of assets of Avista or any of its subsidiaries having an aggregate market value equal to 5% or more of all of the assets determined on a consolidated basis, or all the outstanding shares of Avista, or representing 5% or more of its earning power or net income determined on a consolidated basis;

•

termination, at any time over the five-year period following the “share acquisition time”, of 5% or more of the employees of Avista as a result of the “acquiring person’s” acquisition of 10% or more of the shares of Avista; and

•

the issuance or redemption by Avista or any of its subsidiaries of shares (or of options, warrants, or rights to acquire shares) of Avista or any of its subsidiaries to or beneficially owned by an “acquiring person” or its affiliate except pursuant to an offer, dividend distribution or redemption paid or made pro rata to all shareholders (or holders of options, warrants or rights).

“Acquiring person” means, with certain exceptions, a person (or group of persons) other than Avista or its subsidiaries who beneficially owns 10% or more of the outstanding Common Stock of Avista.

“Share acquisition time” means the time at which a person first becomes an “acquiring person” of Avista.

Anti-Takeover Effect

The provisions of the Avista Articles and the Avista Bylaws described above under “Classified Board of Directors” and “‘Fair Price’ Provision” and the Rights Agreement described above under “Preferred Share Purchase Rights”, together with the provisions of the Washington BCA described above under “Statutory Limitations on ‘Significant Business Transactions’”, considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by Avista’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices. As a result, shareholders who might desire to participate in such a transaction might not have an opportunity to do so.

The Rights described above under “Preferred Share Purchase Rights” would cause substantial dilution to a person or group that attempts to acquire Avista on terms not approved by the Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired or redeemed. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the time that a person or group has acquired beneficial ownership of 10% or more of the Common Stock since until such time the Rights may be redeemed, or the Rights Agreement may be amended, as described above.

The provisions described above under “Classified Board of Directors” could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

Liquidation Rights

In the event of any liquidation or dissolution of Avista, after satisfaction of the preferential liquidation rights of the Preferred Stock, the holders of Common Stock would be entitled to share ratably in all assets of Avista available for distribution to shareholders.

Pre-Emptive Rights

No holder of Common Stock has any pre-emptive rights.

Miscellaneous

The presently outstanding shares of Common Stock are fully paid and non-assessable. Upon issuance as contemplated by this prospectus and the applicable prospectus supplement, additional shares of Common Stock will be fully paid and nonassessable. The holders of such shares of Avista Common Stock are not and will not be subject to liability for further calls or assessment by, or for liabilities of, Avista.

The outstanding shares of Common Stock are listed on the New York Stock Exchange. Any new shares of Avista Common Stock will also be listed on that Exchange subject to official notice of issuance.

The Transfer Agent and Registrar for the Common Stock is The Bank of New York Mellon, 480 Washington Boulevard, Jersey City, New Jersey 07310.

Proposed Formation of Holding Company

General

Avista is in the process of reorganizing itself into a holding company structure. Pursuant to the Plan of Exchange between Avista and AVA, the Share Exchange would be effected whereby each outstanding share of Avista Common Stock (including any shares offered hereby) would be exchanged for one share of AVA Common Stock, so that the holders of Avista Common Stock would become holders of AVA Common Stock and Avista would become a subsidiary of AVA.

Immediately following the Share Exchange:

•

former holders of shares of Avista Common Stock (including any shares of Avista Common Stock offered hereby and issued before the effective time of the Share Exchange) would hold shares of AVA Common Stock;

•	AVA would own all of the outstanding shares of Avista Common Stock; and

•	Avista will continue to own, directly or indirectly, the outstanding shares of common stock of its subsidiaries that it currently holds.

See “Avista Corporation—Proposed Formation of Holding Company” for additional general information regarding the proposed formation of a holding company.

Effective Time of Share Exchange; Conditions

The Share Exchange will become effective as of a date to be selected by Avista and AVA as provided in the Plan of Exchange, after satisfaction of the conditions set forth in the Plan of Exchange, including:

•	approval of the Share Exchange by federal and state regulatory commissions, which approvals shall not include, in the sole judgment of the Avista Board of Directors, any unacceptable conditions;

•	listing of AVA Common Stock on the New York Stock Exchange, upon official notice of issuance;

•

receipt by Avista of a confirmatory opinion of Dewey & LeBoeuf LLP to the effect, among other things, that no gain or loss will be recognized by holders of Avista Common Stock whose shares of Avista Common Stock are exchanged for shares of AVA Common Stock pursuant to the Plan of Exchange; and

•	consents under various financing agreements of Avista.

Notice of Effectiveness of Share Exchange

Promptly after the effective time of the Share Exchange, all shareholders of record of Avista Common Stock as of the date of the Share Exchange will be provided with notice that the Share Exchange has taken place.

Exchange of Stock Certificates Not Required

If the Share Exchange is consummated, the holders of Avista Common Stock will automatically become the owners of shares of AVA Common Stock on a share-for-share basis, and the present Common Stock certificates of Avista will automatically represent shares of AVA Common Stock. It will not be necessary for holders of Avista Common Stock to physically exchange their Common Stock certificates. After the effective time of the Share Exchange, as and when outstanding certificates of Avista Common Stock are presented for transfer, new certificates bearing AVA’s name will be issued. Holders of Avista Common Stock may surrender their old Avista Common Stock certificates in exchange for new AVA Common Stock certificates at any time.

Listing of AVA Common Stock

AVA intends to list AVA Common Stock on the New York Stock Exchange. AVA expects that before the effective time of the Share Exchange, the NYSE will authorize such listing “subject to official notice of issuance”. Such authorization is a condition to consummation of the Share Exchange. At the effective time, AVA will notify the NYSE that the Share Exchange has been consummated and this will complete the listing process. Thus, Avista shares will be listed on the NYSE until the effective time of the Share Exchange, and AVA shares will be listed at and after the effective time.

After the effective time of the Share Exchange, the Avista Common Stock will no longer be listed on any stock exchange because all shares of Avista Common Stock will be held by one shareholder, AVA.

Dividends

Dividends on AVA Common Stock

Following the effective time of the Share Exchange, AVA will not conduct directly any business operations from which it will derive any revenues. AVA plans to obtain funds for its operations from dividends paid to AVA on the stock of its subsidiaries and from sales of its securities, which may consist of debt securities and preferred stock, as well as additional shares of AVA Common Stock. Dividends on AVA Common Stock will depend primarily upon the results of operations, cash flows, and financial condition of Avista and AVA’s other subsidiaries, and their ability to pay dividends on their capital stock owned, directly or indirectly, by AVA.

The payment of dividends on AVA Common Stock is within the discretion of, and subject to declaration by, AVA’s Board of Directors. It is contemplated that AVA initially will pay dividends on AVA Common Stock at the current level of dividends paid on Avista Common Stock. In addition, it is contemplated that such dividends of AVA will be declared and paid on approximately the same schedule of dates now followed by Avista with respect to dividends on Avista Common Stock. The most recent dividend declared by the Board of Directors of Avista was $0.18 per share of Avista Common Stock, payable on December 15, 2008 to shareholders of record at the close of business on December 4, 2008.

Dividends on Avista Common Stock

Subject to the availability of earnings and the needs of its electric and gas utility business and to the rights of the holders of Avista preferred stock and further, to periodic review and declaration by its Board of Directors, Avista intends to make regular cash payments to AVA in the form of dividends on Avista Common Stock in amounts that, to the extent not otherwise provided by AVA’s other subsidiaries, would be sufficient for AVA to pay cash dividends on AVA Common Stock as referred to above, for operating expenses of AVA and for such other purposes as the Board of Directors of AVA may determine.

The declaration and payment of future dividends will be at the discretion of the Board of Directors of each of AVA, Avista and AVA’s other direct and indirect subsidiaries. There can be no assurance that payment of dividends will continue at current levels.

Other Information

Reference is made to the Proxy Statement-Prospectus, which is incorporated herein by reference, for additional information regarding the proposed formation of a holding company, including, without limitation, the federal income tax consequences of the Share Exchange.

Description of AVA Common Stock; Comparative Shareholder Rights

General

The authorized capital stock of AVA consists of 10,000,000 preferred shares, without nominal or par value, which is issuable in series (the “AVA Preferred Stock”), and 200,000,000 common shares (the “AVA Common Stock”). Avista has the same number of authorized shares of capital stock, of the same classes.

In the Share Exchange, AVA will issue a number of shares of AVA Common Stock equal to the number of shares of Avista Common Stock then outstanding. The terms of the AVA Common Stock include those stated in the AVA Articles and the AVA Bylaws (each as defined below) and those made applicable thereto by the Washington BCA. The following summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the AVA Articles, the AVA Bylaws and the Washington BCA. AVA’s Amended and Restated Articles of Incorporation and its Amended and Restated Bylaws, each substantially in the form to be in effect immediately prior to the effective time of the Share Exchange (the “AVA Articles” and the “AVA Bylaws”, respectively), are attached as Exhibits B and C, respectively, to the Proxy Statement – Prospectus, which is incorporated by reference. Whenever particular provisions of the AVA Articles or the AVA Bylaws are referred to, those provisions are incorporated as part of the statements made in this prospectus and those statements are qualified in their entirety by that reference.

Dividend Rights

After full provision for all AVA Preferred Stock dividends declared or in arrears, the holders of AVA Common Stock will be entitled to receive such dividends as may be lawfully declared from time to time by AVA’s Board of Directors.

The entitlement of the AVA Common Stock to dividends will be the same as that of the Avista Common Stock.

Voting Rights

The holders of the AVA Common Stock will have sole voting power, subject to any voting rights which may be granted to the holders of the AVA Preferred Stock or any series thereof and except as otherwise provided by law. Each holder of AVA Common Stock will be entitled to one vote per share.

The voting rights of the AVA Common Stock will be substantially the same as those of the Avista Common Stock.

Liquidation Rights

In the event of any liquidation or dissolution of AVA, after satisfaction of the preferential liquidation rights of the AVA Preferred Stock, the holders of AVA Common Stock would be entitled to share ratably in all assets of AVA available for distribution to shareholders.

The entitlement of the AVA Common Stock to assets upon liquidation or dissolution will be the same as that of the Avista Common Stock.

Pre-Emptive Rights

Like the holders of Avista Common Stock, holders of AVA Common Stock will have no pre-emptive rights.

Preferred Stock

The AVA Articles will provide that the Board of Directors may establish series of AVA Preferred Stock and, with respect to each series, determine the preferences, limitations, voting powers and relative rights thereof.

The Avista Board of Directors has similar authority with respect to Avista Preferred Stock, except that the Avista Articles contain limitations on permissible differences among series and provide that, except in the limited circumstances set forth in the Avista Articles and as provided by law, the holders of Avista Preferred Stock have no right to vote in the election of directors or for any other purpose.

Classified Board of Directors

Both the AVA Articles and the AVA Bylaws will provide for a Board of Directors divided into three classes. Each director of a class will generally serve for a term of three years, with only one class of directors being elected in each year.

The Avista Articles and the Avista Bylaws contain substantially the same provisions for a classified Board of Directors.

Miscellaneous Corporate Governance Provisions

The AVA Articles will provide, as the Avista Articles currently provide, without any significant difference, that:

•	the number of directors shall not exceed eleven (except in circumstances in which holders of AVA Preferred Stock are entitled to elect members of the Board);

•

directors may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of the shares of the company entitled generally to vote in the election of directors at a meeting of shareholders expressly called for that purpose;

•	any vacancy on the Board may be filled by the remaining directors then in office even though less than a quorum; and

•

special meetings of shareholders may be called only by the President, the Chairman of the Board, a majority of the Board of Directors, or the Executive Committee of the Board, and shall be called by the Corporate Secretary at the request of the holders of not less than two-thirds of all the outstanding shares of AVA Common Stock; and only matters specified in the call of or request for a special meeting may be considered or voted on at such meeting.

The AVA Bylaws will provide, as the Avista Bylaws currently provide, without any significant difference, that:

•

a holder of AVA Common Stock may nominate persons for election as directors only if written notice (meeting specified requirements) of intention to make such nomination is given to the Corporate Secretary not later than (i) in the case of an annual meeting of shareholders, 90 days in advance of the meeting or (ii) in the case of a special meeting of shareholders, the seventh day after the date on which notice is first given to shareholders; and

•

a holder of AVA Common Stock may propose business to be brought before an annual meeting of shareholders only if, among other things (i) such business is a proper matter for shareholder action under the Washington BCA and (ii) the shareholder shall give written notice (meeting specified requirements of intention to bring such business before the meeting is given to the Corporate Secretary (subject to certain exceptions) not less than 120 nor more than 180 days prior to the first anniversary of the date on which AVA first mailed its proxy materials for the preceding annual meeting of shareholders.

The AVA Articles will provide that the approval of two-thirds ( 2 /3) of the outstanding shares of AVA Common Stock is required to alter, amend or repeal the provisions of the AVA Articles described above or the provision of the AVA Bylaws relating to procedures for the nomination of directors. The Avista Articles require an 80% shareholder vote for such matters.

Limitation of Liability; Indemnification

The AVA Articles will provide, as the Avista Articles currently provide, that:

•	directors will not be liable to AVA or its shareholders for monetary damages for conduct as a director, except as such limitation is prohibited by law; and

•	AVA will indemnify its directors against liability and expenses to the fullest extent permitted by law.

Amendments to AVA Articles of Incorporation

The Washington BCA provides that, in the case of a public company, amendments to articles of incorporation must generally be approved by each voting group entitled to vote by the affirmative vote of the holders of a majority of all the votes entitled to be cast by that voting group, unless the articles of incorporation require a greater proportion.

As discussed under “Miscellaneous Corporate Governance Provisions”, the AVA Articles will provide that the affirmative vote of two thirds ( 2/3) of the outstanding shares of AVA Common Stock will be required to amend or repeal provisions of the AVA Articles relating to (a) calling special meetings of shareholders, (b) the number, tenure, vacancy, classification, nomination or removal of directors, or (c) adoption, amendment or repeal of the AVA Bylaws. All other amendments to the AVA Articles will be approved by the affirmative vote of a majority of the outstanding shares of AVA Common Stock and of any other voting group entitled to vote, unless a greater percentage is required by law.

The Avista Articles have provisions similar in substance, except that, as to all matters of the character described in the first sentence of the preceding paragraph, the Avista Articles require an affirmative vote of 80% of the outstanding shares of Avista Common Stock.

The Avista Articles have a provision similar in substance, except that, as to all matters of the character described in clause (c) of the preceding paragraph, the Avista Restated Articles require an 80% vote.

Amendments to Bylaws

The Washington BCA provides that the shareholders or the board of directors may amend, repeal or adopt bylaws unless the articles of incorporation reserve this power exclusively to the shareholders.

The AVA Articles and the AVA Bylaws provide that the Board of Directors has the power to adopt, amend or repeal the AVA Bylaws and that the shareholders may amend or repeal the AVA Bylaws or adopt new bylaws; provided, however, that the AVA Bylaws require the affirmative vote of at least two-thirds ( 2/3) of the outstanding shares of AVA Common Stock to alter, amend or repeal, or adopt any provision inconsistent with, provisions relating to the tenure, vacancy, classification or nomination of directors and calling and conduct of special meetings of shareholders.

The Avista Bylaws contain a proviso similar to that described above, except that the Avista Bylaws require an 80% vote.

Anti-Takeover Effect

The provisions of the AVA Articles and the AVA Bylaws described above under “Classified Board of Directors” and “Miscellaneous Corporate Governance Provisions”, together with the provisions of the Washington BCA described above under “Statutory Limitations on ‘Significant Business Transactions,’” considered either individually or in the aggregate, may have an “anti-takeover” effect. These provisions could discourage a future takeover attempt which is not approved by AVA’s Board of Directors but which individual shareholders might deem to be in their best interests or in which shareholders would receive a premium for their shares over current market prices. Certain of these provisions could also impede or delay the consideration of shareholder meetings of matters other than those the Board of Directors or officers deem appropriate or desirable. The provisions described above under “Classified Board of Directors” could also cause the removal of the incumbent Board of Directors or management to require more time or render such removal more difficult, procedurally or otherwise.

However, as discussed herein, substantially the same provisions are contained in the Avista Articles and the Avista Bylaws, except that, as noted under “Miscellaneous Corporate Governance Provisions”, where the AVA organizational documents will require a 66 2/3% shareholder vote to amend or repeal the provision in question, the Avista organizational documents currently require an 80% shareholder vote.

Moreover, as discussed below under “Certain Other Attributes of AVA Common Stock”, the Avista Articles contain a “fair price” provision which could discourage or impede a future takeover attempt. The AVA Articles will contain no such provision.

Like Avista Preferred Stock, AVA Preferred Stock will be issuable in series, and with terms, established by the AVA Board of Directors. Although the AVA Board of Directors has no current intention of doing so, it could authorize the issuance of one or more series having terms that could discourage or impede future takeover attempts.

Certain Other Attributes of AVA Common Stock

General

The Avista Articles contain certain provisions that the AVA Articles will not contain. In addition, as described below, Avista currently has a shareholder rights plan.

“Fair Price” Provision

The AVA Articles will not contain a “fair price” provision such as that contained in the Avista Articles, as described above.

Sales of Assets

The Washington BCA permits a corporation to sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business if the transaction is recommended to the shareholders by the Board of Directors and approved by two-thirds ( 2/3) of all votes entitled to be cast, unless the articles of incorporation require a different proportion, which may not be less than a majority.

The Avista Articles provide that any property of Avista not essential to the conduct of its corporate business may be sold, leased, exchanged or otherwise disposed of, by authority of Avista’s Board of Directors. The Avista Articles further provide that Avista may sell, lease, exchange or otherwise dispose of all its property and franchises, or any of its property, franchises, corporate rights or privileges, essential to the conduct of its corporate business upon such terms as may be authorized by a majority of Avista’s directors and the holders of two-thirds ( 2/3) of the outstanding shares of Avista Common Stock (unless a greater percentage is required by law).

The AVA Articles will not include any provision relating to the sale, lease or other disposition of property or assets. AVA and Avista believe that the Washington BCA provides adequate protections to shareholders with respect to sales of assets.

Shareholder Rights Plan

AVA does not have a shareholder rights plan at the date of this prospectus. After the effective time of the Share Exchange, the Board of Directors of AVA may consider whether or not to adopt a shareholder rights plan.

USE OF PROCEEDS

Unless shares of Common Stock are purchased directly from us, we will receive no proceeds from the offering of Common Stock under the Plan. We do not know the number of shares of Common Stock that will ultimately be sold pursuant to the Plan, the prices at which such shares will be sold, or the number of shares, if any, that will be purchased directly from us, and therefore, cannot estimate the amount of proceeds to be received from any purchase of such shares. To the extent that shares are purchased directly from us, the proceeds are expected to be used for our construction program, the interim financing of such construction program, the refunding of our other securities, or to reimburse the treasury for funds previously expended for such purposes.

WHERE YOU CAN FIND MORE INFORMATION

General

Avista Corporation is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Avista files annual, quarterly and special reports, proxy statements and other documents with the SEC (File No. 1-3701). These documents contain important business and financial information. You may read and copy any materials Avista files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Avista’s filings with the SEC are also available to the public from the SEC’s website at http://www.sec.gov. Other than those documents or portions of documents incorporated by reference into this Prospectus, information on this website does not constitute a part of this Prospectus.

Documents Incorporated by Reference

The SEC allows us to incorporate by reference the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this Prospectus. We are incorporating into this Prospectus by reference:

•	Avista’s Proxy Statement-Prospectus, dated April 11, 2006;

•	Avista’s most recent Annual Report on Form 10-K filed with the SEC pursuant to the Exchange Act;

•

all other documents filed by Avista with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of our most recent Annual Report and prior to the termination of the offering made by this Prospectus, and all of those documents are deemed to be a part of this Prospectus from the date of filing such documents; it being understood that documents, or portions of documents, that are “furnished” but not “filed”, in accordance with SEC rules, will not be deemed to be incorporated by reference. We refer to the documents incorporated into this Prospectus by reference as the “Incorporated Documents.” Any statement contained in an Incorporated Document may be modified or superseded by a statement in this Prospectus (if such Incorporated Document was filed prior to the date of this Prospectus) in any Prospectus supplement or in any subsequently filed Incorporated Document. The Incorporated Documents as of the date of this Prospectus are:

•	Proxy Statement-Prospectus, dated April 11, 2006;

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30 2008; and

•

Current Reports on Form 8-K dated March 4, 2008, March 14, 2008, March 24, 2008 (only with respect to the information provided under Item 9.01), March 27, 2008, April 3, 2008, May 9, 2008, June 30, 2008, August 7, 2008, August 13, 2008, September 15, 2008 and November 13, 2008.

You may request any of these filings, at no cost, by contacting us at the address or telephone number provided on page (i) of this prospectus. Avista maintains an Internet website at http://www.avistacorp.com which contains information concerning Avista and its affiliates. The information contained at Avista’s Internet site is not incorporated in this Prospectus by references and you should not consider it a part of this Prospectus.

LEGAL MATTERS

The legality of the shares of Common Stock offered under the Plan and the related Rights will be passed upon for Avista by Dewey & LeBoeuf LLP, counsel to Avista, and Marian M. Durkin, Esq., Senior Vice President, General Counsel and Chief Compliance Officer of Avista. In giving its opinion, Dewey & LeBoeuf LLP may rely as to matters of Washington, Idaho, Montana and Oregon law upon the opinion of Marian M. Durkin, Esq. Certain matters of U.S. federal income tax law were passed upon by Dewey & LeBoeuf LLP.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from the Company’s Annual Report on Form 10-K and the effectiveness of Avista Corporation and subsidiaries’ internal control have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to certain changes in accounting and presentation resulting from the impact of recently adopted accounting standards and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Avista Corporation’s Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offer described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offering of any securities other than those to which it specifically relates, nor an offering of any securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs or the affairs of our subsidiaries since the date hereof.

Avista Corporation

Direct Stock Purchase and Dividend

Reinvestment Plan

Shares of Common Stock

(no par value)

PROSPECTUS

PART II

Item 14.	Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission registration fee	$0
Legal fees and expenses	50,000
Auditors’ fees and expenses	5,000
Plan Administrator’s fees and expenses	0
Printing Expenses	5,000
Miscellaneous	0

Total Estimated Expenses	$60,000

Item 15.	Indemnification of Directors and Officers.

Article Seventh of Avista Corporation’s Restated Articles of Incorporation (“Articles”) provides, in part, as follows:

“The Corporation shall, to the full extent permitted by applicable law, as from time to time in effect, indemnify any person made a party to, or otherwise involved in, any proceeding by reason of the fact that he or she is or was a Director of the Corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any such proceeding. The Corporation shall pay any reasonable expenses incurred by a Director in connection with any such proceeding in advance of the final determination thereof upon receipt from such Director of such undertakings for repayment as may be required by applicable law and a written affirmation by such Director that he or she has met the standard of conduct necessary for indemnification, but without any prior determination, which would otherwise be required by Washington law, that such standard of conduct has been met. The Corporation may enter into agreements with each Director obligating the Corporation to make such indemnification and advances of expenses as are contemplated herein. Notwithstanding the foregoing, the Corporation shall not make any indemnification or advance, which is prohibited by applicable law. The rights to indemnity and advancement of expenses granted herein shall continue as to any person who has ceased to be a Director and shall inure to the benefit of the heirs, executors and administrators of such a person”.

Avista Corporation has entered into indemnification agreements with each director as contemplated in Article Seventh of the Articles.

Reference is made to Revised Code of Washington 23B.08.510, which sets forth the extent to which indemnification is permitted under the laws of the State of Washington.

Article IX of Avista Corporation’s Bylaws contains an indemnification provision similar to that contained in the Articles and, in addition, provides in part as follows:

“Section 2. Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the laws of the State of Washington”.

Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Registrant out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

Item 16.	Exhibits.

Reference is made to the Exhibit Index on p. II-6 hereof.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or their securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the Registrant whose signature appears below hereby appoints each of Scott L. Morris, Mark T. Thies and each Agent for Service named in this registration statement, severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities indicated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane and State of Washington on the 25th day of November, 2008.

AVISTA CORPORATION

By	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott L. Morris		November 25, 2008
Scott L. Morris Chairman of the Board, President and Chief Executive Officer	Principal Executive Officer
/s/ Mark T. Thies
Mark T. Thies Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer
/s/ Christy M. Burmeister-Smith
Christy M. Burmeister-Smith Vice President, Controller and Principal Accounting Officer	Vice President, Controller and Principal Accounting Officer
/s/ Erik J. Anderson	Director
Erik J. Anderson
/s/ Kristianne Blake
Kristianne Blake
/s/ Brian W. Dunham
Brian W. Dunham
/s/ Roy L. Eiguren
Roy L. Eiguren
/s/ Jack W. Gustavel
Jack W. Gustavel
/s/ John F. Kelly
John F. Kelly
/s/ Michael L. Noël
Michael L. Noël
/s/ Heidi B. Stanley
Heidi B. Stanley
/s/ R. John Taylor
R. John Taylor

EXHIBIT INDEX

Exhibit	Description
4(a)*	Restated Articles of Incorporation, as amended June 6, 2008 (filed as Exhibit 3(i) to Form 10-Q for the quarter ended June 30, 2008).

4(b)*	By laws as amended May 9, 2008 (filed as Exhibit 3(ii) to Form 8-K dated May 9, 2008).

4(c)*	Rights Agreement, dated as of November 15, 1999, between Avista Corporation and The Bank of New York Mellon, as successor Rights Agent (filed as Exhibit 4 to Form 8-K dated November 15, 1999).

5(a)	Opinion and Consent of Marian M. Durkin, Esq.

5(b)	Opinion and Consent of Dewey & LeBoeuf LLP.

8	Opinion of Dewey & LeBoeuf LLP as to tax matters (contained in Exhibit 5(b)).

15	Letter re: Unaudited Interim Financial Information

23(a)	Consent of Marian M. Durkin, Esq. (contained in Exhibit 5(a)).

23(b)	Consent of Dewey & LeBoeuf LLP (contained in Exhibit 5(b)).

23(c)	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on page II-5).

*	Incorporated by reference herein.